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                                  EXHIBIT 10.71

                               First Amendment to

                           Purchase and Sale Agreement

                             dated December 31, 2003

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                                 FIRST AMENDMENT

                                       TO

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                      Niles Lifestyle Limited Partnership,

                                   as Seller,

                                       and

                  CNL Retirement Corp., a Florida corporation,

                                  as Purchaser

                                December 31, 2003

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                                 FIRST AMENDMENT

                                       TO

                           PURCHASE AND SALE AGREEMENT

         THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made effective as of December 31, 2003, by and between Niles Lifestyle Limited Partnership, an Illinois limited partnership (the "Seller"), and CNL Retirement Corp., a Florida corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement dated as of December 19, 2003 (the "Original Agreement") with respect to the purchase and sale of a senior living facility located on the land more particularly described on Schedule A to the Original Agreement.

         WHEREAS, Seller and Purchaser wish to amend the Original Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

SECTION 1. DEFINITIONS.

         Capitalized terms used in this Amendment and not defined elsewhere herein shall have the meanings set forth on the Original Agreement.

SECTION 2. FEASIBILITY AND ADDITIONAL TERMINATION RIGHTS.

         2.1 Completion of Diligence Inspections. Subject to the express provisions of the remainder of this Section 2 of this Amendment, the execution and delivery of this Amendment by Purchaser shall constitute Purchaser's election not to deliver the Termination Notice. Subject to the express provisions of the remainder of this Section 2, the Due Diligence Period is hereby terminated and Purchaser hereby waives its right to deliver the Termination Notice under the provisions of Section 2.2 of the Original Agreement, except as provided pursuant to the express provisions of the remainder of this Section 2 below.

         2.2 Impact of Anticipated Real Property Tax Reassessments. Purchaser shall have the right to terminate the Agreement by giving written notice (the "Tax Termination Notice") to Seller, with a copy to the Title Company, on or before 5 p.m. Eastern Standard Time on January 5, 2004 if Purchaser is not satisfied with the results of its underwriting with respect to the impact of an anticipated real property tax reassessment on the economics of the transaction. Upon delivery of the Tax Termination Notice to Seller and the Title Company, the Agreement

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shall terminate, Purchaser shall receive a return of the Deposit and each party to the Agreement shall pay for its own out-of-pocket expenses incurred in respect of the transactions contemplated by the Agreement.

         2.3 Insurance. Purchaser shall have the right to terminate the Agreement by giving written notice (the "Insurance Termination Notice") to Seller, with a copy to the Title Company, on or before 5 p.m. Eastern Standard Time on January 16, 2004, if Seller has not delivered evidence reasonably satisfactory to Purchaser that the Insurance Program Condition will be satisfied as of the Closing Date. Seller shall have the right, but not the obligation, to deliver within three (3) Business Days of their receipt of the Insurance Termination Notice written notice (the "Insurance Override Notice") to Purchaser, with a copy to the Title Company, stating that Seller agrees that satisfaction of the Insurance Program Condition shall be a condition precedent to Purchaser's obligation to close pursuant to Section 4 of the Agreement, whereupon the Insurance Termination Notice shall be of no further force and effect, and Purchaser shall proceed to Closing on the Closing Date, subject to all the terms and conditions of the Agreement, including satisfaction of the Insurance Program Condition. If Seller fails to deliver the Insurance Override Notice within three (3) Business Days of their receipt of the Insurance Termination Notice, the Agreement shall terminate, Purchaser shall receive a return of the Deposit, and each party to the Agreement shall pay for its own out-of-pocket expenses incurred in respect of the transactions contemplated by the Agreement.

SECTION 3. AMENDMENTS.

         3.1 Amendments to Section 1. Section 1 (Definitions) of the Original Agreement is hereby amended by adding the following new definition:

                   "Insurance Program Condition" shall mean either (i) to the extent available within the applicable cost parameters, insurance policies satisfying Article 9 (Insurance) of the Lease at a cost for the first policy year not to exceed one hundred five percent (105%) of Three Million One Hundred Forty-Nine Thousand Three Hundred Seven Dollars ($3,149,307) in the aggregate for the Property and all of the properties which are the subject of the Portfolio Sale Agreement, without the necessity of any contribution of additional capital by Purchaser or (ii) to the extent the coverage in
                   (i) is not available within the applicable cost parameters, the risk management program currently in effect with respect to the Property, as more fully described in Schedule Y attached hereto at a cost for the first policy year not to exceed one hundred five percent (105%) of Three Million One Hundred Forty-Nine Thousand Three Hundred Seven Dollars ($3,149,307) in the aggregate for the Property and all of the properties subject of the Portfolio Sale Agreement, with Seller maintaining, at its sole cost and expense, such additional security as may be necessary to support such program."

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         3.2      Amendment to Section 8.4. Section 8.4 (Maintenance and
Renovation Contracts) is hereby deleted in its entirety, and the following is hereby substituted in its place:

                  "Maintenance and Renovation Contracts; Required Repairs; Indemnification.

                           (a) Between the Effective Date and the Closing Date, Seller shall (i) maintain the Property in substantially the same manner as prior hereto pursuant to Seller's normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property by casualty or other causes or events beyond the control of Seller; provided, however, that, except as expressly provided in the other subsections of this Section 8.4, Seller's maintenance obligations under this subsection shall not include any obligation to make capital expenditures not incurred in Seller's normal course of business or any other expenditures not incurred in Seller's normal course of business; and (ii) perform its obligations under the Renovation Contracts, including timely payment of all amounts due thereunder. On the Closing Date, Seller shall provide the Title Company pursuant to an escrow agreement acceptable to Seller and the Title Company with an amount equal to one hundred and ten percent (110%) of any amounts not yet due and payable by Seller under the Renovation Contracts to be held in escrow in an interest-bearing account (the "RC Escrow Account") by the Title Company and disbursed by the Title Company from time to time pursuant to written instructions from Seller in accordance with the provisions of the Renovation Contracts. Upon the completion of the work under each Renovation Contract and Title Company receiving appropriate lien waivers from the contractor(s) under such Renovation Contract, Title Company shall disburse to Seller any remaining funds in the RC Escrow Account relating to such Renovation Contract.

                           (b) Within the later of ninety (90) days after the Closing Date or such longer time as may reasonably be required consistent with Applicable Laws, Seller shall cause the property repairs described in Schedule Z attached hereto (the "Required Property Repairs") to be performed, at its sole expense, in a good and workmanlike manner in accordance with all Applicable Laws. Prior to the Closing Date, Seller shall enter into any third-party contracts which may be necessary for completion of the Required Property Repairs. At Closing, Seller shall provide Tenant with a credit in the amount of One Hundred Ten Percent (110%) of the amount which Seller reasonably estimates to be the cost for Tenant to complete the Required Property Repairs. Upon giving such credit, Seller, in its capacity as seller under the Agreement, shall have no further liability with respect to the Required Property Repairs, subject only to its indemnification obligation with respect to third party contracts executed by Seller prior to the Closing Date to perform Required Property Repairs. Upon completion of the Required Property Repairs, Tenant shall

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                  be entitled to distribute to its partners any remaining funds with respect to which it was credited at Closing in connection with the Required Property Repairs.

                           (c) Seller shall be responsible to timely complete and pay all costs of and shall indemnify Purchaser and its assigns against any cost, loss, damage or liability relating to any failure of Seller to pay all amounts due under the Renovation Contracts or under any contract executed by Seller prior to the Closing Date to perform Required Property Repairs."

         3.3      Amendments to Section 10 (Apportionments).

                  (a) Section 10.2 (Closing Costs) is hereby amended by deleting section (a) and in lieu, in place, and instead thereof is inserted the following:

                           "(a)     All Third-Party Costs (hereinafter defined)
                  shall be borne one hundred percent (100%) by Purchaser. All Third-Party Costs are included in the determination of rent under the Lease (subject to the terms of the Lease providing that the aggregate maximum amount of Third-Party Costs plus the "Third-Party Costs" under the Portfolio Sale Agreement which may be included in the determination of rent is Seven Million Three Hundred Thousand Dollars ($7,300,000), excluding any reserves required to be posted by Purchaser, its Affiliates, the Property Transferee, the purchasers under Portfolio Sale Agreement or their Affiliates on the Closing Date to satisfy the requirements of the Lender or the lenders with respect to the properties which are the subject of the Portfolio Sale Agreement)."

         3.8 Amendment to Schedule F. The references on the first page of Schedule F to the Original Agreement to the Six Million Dollar ($6,000,000) letter of credit for the Loan are hereby deleted.

SECTION 4. MISCELLANEOUS.

         4.1 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Amendment shall be delivered as set forth under Section 12.4 of the Original Agreement.

         4.2 Counterparts, Etc. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed originals for purposes of determining the enforceability of this Amendment. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. The Original Agreement as amended by this Amendment may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

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         4.3      Ratification. Except as amended by this Amendment, the terms of the Original Agreement are hereby ratified and confirmed in all respects.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties have caused this First Amendment to
Purchase and Sale Agreement to be executed as a sealed instrument as of the date first hereinabove written.

                                    SELLER:

                                    NILES LIFESTYLE LIMITED PARTNERSHIP,
                                    an Illinois limited partnership

                                    By: Niles Lifestyle Gen-Par, L.L.C.,
                                        a Delaware corporation,
                                        its general partner

                                        By: /s/ Jon A. DeLuca
                                            -----------------------------------
                                            Jon A. DeLuca, Vice President and
                                            Chief Financial Officer

                                    PURCHASER:

                                    CNL RETIREMENT CORP., A FLORIDA CORPORATION

                                        By: /s/ Marcel Verbaas
                                            -----------------------------------
                                            Marcel Verbaas
                                            Chief Investment Officer

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                                   SCHEDULE Y

                         CURRENT RISK MANAGEMENT PROGRAM

         The Park at Golf Mill has a separate general liability policy from the current general and professional liability policy on the properties subject of the Portfolio Sale Agreement.

         The policy has a $1,000,000 per occurrence limit with a $2,000,000 aggregate. There is no deductible. There is a separate umbrella policy over the primary coverage with limits of $ 25,000,000 per occurrence and $ 25,000,000 aggregate. Both the primary and umbrella are occurrence based policies. The policy dates are 4/15/2003 to 4/14/2004.

         For all other descriptions of Insurance coverage please refer to certificates of insurance provided to Purchaser.

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                                   SCHEDULE Z

                            REQUIRED PROPERTY REPAIRS

Assessment of parking lot with corrective action as needed

Remove vent and fuel inlet (environmental)